Exhibit 10.1

Haseltine Law Office

1629 K Street, NW Suite 300
Washington, DC 20006
703 627 2652; fax 703 372 5173
Email: william@wbhlaw.net

611 E Glenoaks Blvd
Glendale, CA 91207
818 291 0661; fax 703 372 5173
URL: www.whhlaw.net

LEGAL RETAINER AGREEMENT

Client	FBEC Worldwide, Inc. 1621 Central Avenue Cheyenne, WY 95975

This agreement sets forth the terms and conditions of the attorney-client relationship between Haseltine Law Office ("Counsel") and Client.

Legal Services

Counsel agrees to perform the following legal services for Client(s):

-	Consultation regarding, drafting of and revision of periodic and other filings with the Securities and Exchange Commission and other regulatory agencies.
-	Assuring compliance with all Federal and State corporate and securities laws and regulations.
-	Drafting contracts and corporate documents as necessary.
–	Consultation regarding corporate actions, relationships with other corporations and parties, and potential corporate transactions and offerings.

We cannot and do not guarantee particular results.

Initial and Monthly Fee

Counsel's Initial Fee is $200,000, due and payable at signing of this Agreement. This Initial Fee will be paid in restricted shares of common stock of Client, valued at 75% of the average closing price over the past 20 trading days. Client will pay a Monthly Retainer of $2,500. Counsel will not be required to itemize his hourly fees; performance of the above duties will be assumed and the monthly retainer fee will be deemed appropriate compensation regardless of actual hours required during the month.

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Counsel will travel to various business locations, including the home offices of Client, as necessary. Counsel will utilize various outside sources as necessary to accomplish Client's goals. You are responsible for all costs.

Term

This representation will continue for one year. The payment terms will be renegotiated after six months. You may terminate this representation at any time. We may terminate this representation if you make our representation unreasonably difficult by failing to cooperate with us, failing to respond to communications, failing to cooperate in discovery, failing to be truthful with us, or for other good cause.

Agreed:

/s/ Robert Sand	/s/ William B. Haseltine
Robert Sand	William B. Haseltine
FBEC Worldwide, Inc.	Haseltine Law Office

June 11, 2015

Remittance may be made to :

Haseltine Law Office
Capital One Bank
Account #xxxxxxxxxx
ABA #xxxxxxx

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